E X H I B I T   1 1

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                          Three Months Ended September 30     Nine Months Ended September 30
(Thousands of dollars and shares)                 1996        1995                   1996     1995
Net income                                      $   22      $  348                 $  714   $  368

Weighted average shares of Common
  Stock outstanding                             16,647      15,847                 16,411   15,657

Shares of Common Stock issuable upon
  conversion of Convertible Preferred Stock      7,423       7,021                  7,423    6,765

Shares of Common Stock issuable upon
  exercise of employee stock options             2,274           -                  2,022        -

Total shares of Common Stock and
  Common Stock equivalents                      26,344      22,868                 25,856   22,422

Net income per share                            $ .001      $ .015                 $ .028   $ .016

(1)     Primary and fully diluted per share earnings are substantially the same for each period presented.